EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statement (No. 333-139966) of Teton Energy Corporation (formerly Teton Petroleum Company) on Form S-8 of our report dated March 16, 2007 on the December 31, 2006, 2005 and 2004 consolidated financial statements of Teton Energy Corporation appearing in the Annual Report on Form 10-K of Teton Energy Corporation for the year ended December 31, 2006. We also consent to the reference to us under the heading “experts” in this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8.

/s/ Ehrhardt Keefe Steiner & Hottman PC
Ehrhardt Keefe Steiner & Hottman PC

March 19, 2007
Denver, Colorado